DUNE ENERGY ANNOUNCES PRICING ON TENDER OFFER FOR DEBENTURES ISSUED BY AMERICAN NATURAL ENERGY CORPORATION

Houston, Texas, January 29, 2007 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today the pricing for its tender offer seeking to purchase all of the outstanding 8% Convertible Secured Debentures (the "Debentures") issued by American Natural Energy Corp. ("ANEC") previously announced on December 28, 2006.

      Pursuant to the Offer to Purchase, as consideration for the Debentures, Dune offered to pay to the holders thereof, such number of shares of Dune's common stock, equal to fifty-five percent (55%) of the principal amount outstanding on those Debentures that are validly tendered, divided by the average closing stock price of Dune's common stock for the ten trading days ending January 26, 2007. Based on this formula, as more particularly set forth in the Offer to Purchase, the purchase price to be paid for any Debenture tendered and accepted in the offer has been fixed at 282 shares of Dune's common stock per $1,000 principal amount of Debentures.

      THIS RELEASE IS MERELY A NOTIFICATION OF PRICING ON AN EXISTING TENDER OFFER AND IS NOT AN OFFER FOR THE TENDER OF SUCH SECURITIES. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE DEBENTURES OR ANY OTHER SECURITIES OF ANEC. THE TENDER OFFER IS BEING MADE SOLELY BY DUNE'S OFFER TO PURCHASE AND RELATED OFFER DOCUMENTS, WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY DUNE, AND ARE PUBLICLY AVAILABLE ON THE COMMISSION'S WEB SITE AT www.sec.gov.

      The Tender Offer will expire on January 31, 2007, unless extended by the Company. Debenture holders seeking additional information on the Tender Offer may call toll free 1-800-510-8533.

About Dune Energy

Houston-based Dune Energy is a rapidly growing E&P company with oil and gas exploration and development concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at www.duneenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.